CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of The Restaurant Company of our report dated August 31, 2005, except for Note 23 as to which the date is January 5, 2006, relating to the consolidated financial statements of The Restaurant Company, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts", "Summary Consolidated Historical and Unaudited Pro Forma Financial Data" and "Selected Consolidated Historical Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Memphis, Tennessee
February 2, 2006